Exhibit 10.15

Agreement

This Agreement (this "Agreement"), effective as of September 20, 2018 (the "Effective Date"), is by and between MYnd Analytics, Inc., ("Company") and RSJ INVESTMENTS SICAV A.S. ACTING IN RESPECT OF ITS SUB-FUND (PODFOND) RSJ GRADUS PODFOND, RSJ INVESTMENT SICAV A.S. ("RSJ"). Company and RSJ may be referred to herein collectively as the "Parties" or individually as a "Party."

WHEREAS, Company desires to license or distribute the Company’s technology and/or intellectual property in Europe; and

WHEREAS, RSJ desires a right of first refusal to license or distribute the Company’s technology and/or intellectual property in Europe for the Term (as defined below) of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             RIGHT OF FIRST REFUSAL

1.1           Right of First Refusal. For a period from the date hereof until September 30, 2019 (“Term”), the Company shall not enter into any agreement with any third party that includes the grant by the Company to such third party of any license or distribution rights with respect to any of the Company’s technology and/or intellectual property in Europe (“Rights”), unless the Company first offers RSJ the right to license or distribute such technology in Europe in accordance with this Section 1.

1.2.          Process. Prior to the Company entering into any agreement relating to the Rights during the Term, the Company shall first give written notice thereof to RSJ (the “ROFR Notice”). The ROFR Notice shall identify the proposed technology to be covered by the agreement, describe all material terms of the proposed agreement and offer RSJ the option to provide to the Company, within 30 calendar days of RSJ’s receipt of the ROFR Notice (the “ROFR Period”), a final proposed agreement (which may be similar to the terms in such Notice or on such other terms as RSJ shall elect) pursuant to which the Company will grant to RSJ, or a wholly-owned subsidiary of RSJ designated by RSJ, license or distribution rights with respect to the Company’s technology and/or intellectual property in Europe (the “RSJ Proposed Agreement”). During the time period while RSJ is considering these terms, the Company shall discuss the proposed terms with RSJ as reasonably requested. The delivery by RSJ, or a wholly-owned subsidiary of RSJ (the “RSJ Subsidiary”), to the Company of the RSJ Proposed Agreement shall constitute a binding offer by RSJ, or the RSJ Subsidiary, to the Company to enter into the RSJ Proposed Agreement on the terms set forth therein, which may be accepted by the Company at any time within 30 calendar days of the Company’s receipt of the RSJ Proposed Agreement (the “ROFR Acceptance Period”).

1.3           End of Period. If RSJ, or the RSJ Subsidiary, fails to deliver to the Company, before the expiration of the ROFR Period, the RSJ Proposed Agreement, then the Company shall be free to enter into an agreement with any third party with respect to the Rights on such terms as the Company shall elect in its sole discretion.

1.4           Acceptance. If RSJ, or the RSJ Subsidiary, delivers to the Company, before the expiration of the ROFR Period, the RSJ Proposed Agreement, then the Company shall in good faith compare the terms of the RSJ Proposed Agreement to the material terms of the third party agreement as set out in the ROFR Notice, and, if the Company in good faith determines (taking into account all of the terms contained therein, both financial and otherwise, but not taking into account any terms of the third party agreement that were not set out in the ROFR Notice) that the value of the RSJ Proposed Agreement to the Company equals or exceeds the value of the third party agreement to the Company, then the Company shall enter into the RSJ Proposed Agreement. If the Company in good faith determines (taking into account all of the terms contained therein, both financial and otherwise, but not taking into account any terms of the third party agreement that were not set out in the ROFR Notice) that the value of the RSJ Proposed Agreement to the Company is less than the value of the third party agreement to the Company, then the Company may enter into the third party agreement without any further obligation to RSJ under this Section 1.

1.5           Transfer of License. If the Company and RSJ, or the Company and the RSJ Subsidiary, enter into the RSJ Proposed Agreement, RSJ or the RSJ Subsidiary may assign the license or distribution rights with respect to the Company’s technology and/or intellectual property in Europe to the RSJ Subsidiary or any other wholly-owned subsidiary of RSJ.

2.             CONFIDENTIAL INFORMATION. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated or otherwise identified as "confidential" (collectively, "Confidential Information"). Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. The receiving Party shall not disclose the disclosing Party's Confidential Information to any person or entity, except to the receiving Party's employees and advisors who have a need to know the Confidential Information for the receiving Party to exercise its rights or perform its obligations hereunder. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (ii) to establish a Party's rights under this Agreement, including to make required court filings. On the expiration or termination of this Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic, or other form or media, of the disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed. Each Party's obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will expire five years from the date first disclosed to the receiving Party; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

3.            MISCELLANEOUS.

3.1           Entire Agreement. This Agreement, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter.

3.2           Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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3.3           Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or related to this Agreement may be instituted in the federal courts of the United States or the courts of the State of Delaware of, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding.

3.4           Assignment. Neither Party may assign or transfer any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent and upon 15 business days prior written notice to the other Party, to (i) one or more of its affiliates, or (ii) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any purported assignment, transfer, or delegation in violation of this Section will be null and void. No assignment, transfer, or delegation will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

3.5           Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Section 2 would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

3.6           Publicity. The Parties agree that either party may issue a press release regarding this Agreement or the relationship of the Parties upon written authorization from the other Party. However, the Parties acknowledge that each Party is subject to public disclosure requirements and that the existence of this Agreement or the Parties’ relationship maybe disclosed in public filings with the Securities and Exchange Commission or any other commission, regulator, or public register or to its investors as necessary. If a Party intends to make any such disclosure in a public filing with a commission or agency as described in the preceding sentence, that Party will make reasonable efforts to provide a draft of the proposed disclosure to the other Party, so that the other Party may have an opportunity to comment and/or provide suggestions to the disclosing Party prior to the time of the public filing.

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3.7           Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MYND ANALYTICS, INC.	RSJ INVESTMENTS SICAV A.S. ACTING ON BEHALF OF ITS SUB-FUND RSJ GRADUS PODFOND, RSJ INVESTMENT SICAV A.S.

By :______/s/ George C. Carpenter IV	By :_________/s/ Libor Winkler
Name: George C. Carpenter IV
Title: Chief Executive Officer	Printed name: Libor Winkler
Title: chairman of the board of the directors of RSJ Investments investicni spolecnost a.s., a company serving as a member of the board of RSJ Investments SICAV a.s. acting in respect of its sub-fund RSJ Gradus podfond, RSJ Investments SICAV a.s.

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